Exhibit 99.1

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$16,282,039	$15,214,584
Accounts receivable	2,394,695	4,419,863
Unbilled receivables, net	3,920,209	7,425,728
Inventories	4,597,316	5,470,786
Deferred income taxes	933,499	3,245,223
Prepaid expenses and other current assets	1,221,717	750,108

Total current assets	29,349,475	36,526,292

Property and equipment, net	7,095,330	7,467,663
Non-current deferred income taxes	—	57,707
Other assets	168,948	110,848

Total assets	$36,613,753	$44,162,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,435,981	$2,402,652
Accrued expenses	2,568,531	4,077,290
Deferred revenue	756,745	526,320

Total current liabilities	4,761,257	7,006,262

Non-current deferred income taxes	507,184	132,999
Other liabilities	2,826	11,725

Total liabilities	5,271,267	7,150,986

Commitments and contingencies

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2014 and 2013	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,756,089 and 18,714,449 issued at September 30, 2015 and 2014, respectively	18,756	18,715

Additional paid-in capital	51,148,722	50,697,497
Retained earnings	818,768	6,684,902
Treasury stock, at cost, 1,846,451 shares at September 30, 2015 and 1,756,807 at September 30, 2014	(20,643,760)	(20,389,590)

Total shareholders’ equity	31,342,486	37,011,524

Total liabilities and shareholders’ equity	$36,613,753	$44,162,510

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2015	2014	2015	2014

Sales	$3,137,089	$9,918,221	$20,067,084	$44,095,023

Cost of sales	2,482,200	7,059,709	13,135,349	30,508,823

Gross profit	654,889	2,858,512	6,931,735	13,586,200

Operating expenses:
Research and development	603,395	682,361	2,705,208	2,618,054
Selling, general and administrative	2,935,725	5,477,183	7,847,270	11,111,014
Total operating expenses	3,539,120	6,159,544	10,552,478	13,729,068

Operating (loss)	(2,884,231)	(3,301,032)	(3,620,743)	(142,868)

Interest income	6,535	5,510	24,804	21,756
Other income	1,878	10,451	33,283	37,758

(Loss) before income taxes	(2,875,818)	(3,285,071)	(3,562,656)	(83,354)

Income tax (benefit) expense	(312,006)	(1,195,496)	2,303,478	(283,622)

Net income (loss)	$(2,563,812)	$(2,089,575)	$(5,866,134)	$200,268

Net income (loss) per common share:
Basic	$(0.15)	$(0.12)	$(0.35)	$0.01
Diluted	$(0.15)	$(0.12)	$(0.35)	$0.01

Weighted average shares outstanding:
Basic	16,905,526	16,956,247	16,924,189	16,927,879
Diluted	16,905,526	17,171,828	16,924,189	17,149,106